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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Shareholder of
CITGO Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-65454) on Form F-3 of PDVSA Finance Ltd. and Petroleos de Venezuela, S.A. of our report dated March 11, 2004, with respect to the consolidated balance sheet of CITGO Petroleum Corporation as of December 31, 2003, and the related consolidated statements of income and comprehensive income, shareholder's equity, and cash flows for the year ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of CITGO Petroleum Corporation.


                                                     KPMG LLP

Tulsa, Oklahoma
March 25, 2004